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                                                                   EXHIBIT 10.30

December 4, 2001

Joseph McCabe
35 Girard Avenue
Chatham, NJ 07928

Dear Joe:

I am pleased to offer you a special retention opportunity, to recognize your outstanding performance and contributions to AT&T Wireless.

This letter outlines the components of this highly confidential bonus plan.

Our desire is for you to receive a gross amount of $1 million over the next five years. Payouts will begin in January 2002, and will occur every 6 months as follows:


     TARGET PAYOUT DATE             GROSS AMOUNT
--------------------------      -------------------
January 15, 2002                           $125,000
July 15, 2002                              $125,000
January 15, 2003                           $125,000
July 15, 2003                              $125,000
January 15, 2004                           $125,000
July 15, 2004                              $125,000
January 15, 2005                           $125,000
July 15, 2005                              $125,000


Please note that all applicable withholding taxes will be deducted from these payouts, which will occur with the regularly-scheduled payroll that occurs on or immediately following the target payout dates. Payouts may not be deferred, nor are they eligible for the 401(k) or stock purchase plans.

Payouts are contingent on your remaining employed by AT&T Wireless in a comparable position on the target payout dates. If you terminate employment in a year prior to receiving the payout, you will not be eligible for a prorated portion of that year's retention bonus.


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Joe, I look forward to continuing to work with you over the coming years, and appreciate your hard work and accomplishments. If you have any questions, please call Jane Marvin at 425.580.4591 or myself.

Sincerely,

John D. Zeglis
Chairman and CEO
AT&T Wireless